UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): February 1, 1999



                         KANEB PIPE LINE PARTNERS, L.P.
               (Exact name of registrant as specified in charter)


        Delaware                 001-5083                   75-2287571
(State of Incorporation) (Commission File No.) (IRS Employer Identification No.)



                          2435 North Central Expressway
                             Richardson, Texas 75080
               (Address of Principal Executive Offices) (Zip Code)


       Registrant's telephone number, including area code: (972) 699-4000





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Item 2.   Acquisition or Disposition of Assets.

         On February 1, 1999, the Registrant, through a subsidiary operating partnership, acquired six liquids terminaling facilities located in the United Kingdom from GATX Terminals Limited ("GATX") for a negotiated purchase price of approximately (pound)22.6 million (approximately $37.4 million) and the assumption of certain liabilities. The acquisition price was financed by borrowings under a credit facility with SunTrust Bank. The terminals, each of which is served by marine docks, have an aggregate capacity of 5.5 million barrels in a total of 307 tanks. The largest of these terminals is located in Eastham, England, and has approximately 2.3 million barrels of capacity in 162 tanks. The Eastham facility can receive and deliver products by ship or truck and stores a wide variety of petroleum and chemical products. Among the other terminals acquired is a facility located in Grays, England, that has a capacity of approximately 2.0 million barrels in 53 tanks. The Grays terminal handles primarily petroleum distillates and kerosene transported by ship or truck. The remaining facilities are located in Runcorn, England, Glasgow and Leith, Scotland and Belfast, Northern Ireland.

         The acquired terminals were used by GATX to provide throughput and storage to third parties on a fee basis. The Registrant intends to continue such use.


Item 7.   Financial Statements and Exhibits.

         (c)      Exhibits.

        10.1 Agreement relating to the sale and purchase of certain GATX UK Terminals Assets by and between GATX Terminals Limited, GATX Terminals Corporation, ST Services Ltd., ST Eastham Ltd., Support Terminals Operating Partnership, L.P. and Kaneb Pipe Line Partners, L.P.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  February      , 1999

                                        KANEB PIPE LINE PARTNERS, L.P.

                                        By:  KANEB PIPE LINE COMPANY,
                                             General Partner

                                        By:        //s//
                                        Name:   Ronald D. Scoggins
                                        Title:  Senior Vice President

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                                INDEX TO EXHIBITS


Number                        Exhibit

10.1 Agreement relating to the sale and purchase of certain GATX UK Terminals Assets by and between GATX Terminals Limited, GATX Terminals Corporation, ST Services Ltd., ST Eastham Ltd., Support Terminals Operating Partnership, L.P. and Kaneb Pipe Line Partners, L.P.